EXHIBIT 99.1

ASHFORD INC.
FOURTH QUARTER CONFERENCE CALL

FEBRUARY 26, 2015, 11:00 am CT
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey guys. Long time no talk. Just a - I want to talk a little bit about Remington and wanted to get a little bit of color that I didn't see in the proxy statement but maybe I missed it. Can you provide any insight into what the terms of the management agreements with the properties are? If it's a - if I recall I think it's kind of standard term across all the properties for both Ashford Trust and Ashford Prime. And if there's any I guess clauses enabling termination for performance or lack thereof or any other factors that could come into play. I just want to make sure - I just want to understand what the risks of losing some of those management fees could be.

Monty Bennett:
Sure. Those management contracts are posted on our Web site and there is one kind of form that's essentially, you know, copied across them. They're on the Web sites of the Trust and Prime and those are the ones that'll be assumed and rolled from Ashford Inc. Generally they're contracts that have a - our cancellable only upon sale of the assets. Well let me rephrase that. If the platforms sell the assets, those management fees are cancellable without any penalties. However, if they want to be cancelled for convenience, then there is a pretty substantial penalty of which you can see in those agreements themselves. As far as performance, there is a performance clause that are in those but those performance clause are pretty easy for Remington to achieve. I hope that answers you. I know it's not as specific as you'd like.

Participant 1:
No I think that's helpful. I think and I'll take a look at the contracts but I think the other thing that I was wondering was so, you know, I know that you're in the middle of a proxy contest at Prime and you've got an activist at Trust as well. I'm just wondering if those platforms remain but the boards change over or at least a portion of the boards change over and they elect to terminate contracts with Remington or sell assets I guess, you know, from Ashford Prime and Ashford Trust. I understand what that does to Ashford Inc. in terms of the termination fees that Ashford Inc. gets on those asset sales. But I'm wondering from a Remington standpoint, does Remington get those termination fees as well that you just described?

Monty Bennett:	Remington gets the fees, but if the assets are just sold, then no. They're not - there's no termination fee that's payable...

Participant 1:	Okay.

Monty Bennett:	If the management contract is just cancelled then yes it receives quite substantial termination fees.

Participant 1:
Okay that's helpful. And then, you know, with regards to Remington I don't know how much color you can give but, you know, obviously this was announced a few months ago. How close are you guys to being able to work throughout all the kinks associated with what I know is a very complex merger and I'm sure has a lot of legal documentation back and forth to getting this thing up for a vote and closing?

Monty Bennett:
We hope to get it closed and done this first half of this year. We've, you know, submitted the proxy to the SEC and gone back and forth and we think we'll be able to have a shareholder vote in the not too distant future. But there's a couple requirements that we need such as a private letter ruling which we're well down the path of and a couple of other legal opinions which we all seem to be on track. So we're saying that it'll be done in the first half but we think it'll be done before then.

Participant 1:	All right that's...

Monty Bennett:	By the end of the first half.

Participant 1:	Great. That's helpful. Thanks. That's it for me.

END

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